NYSE Arca, Inc. ("Exchange") hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange pursuant to the provisions of Rule 12d2-2 (a).

[ X ] 17CFR240.12d2-2(a)(3) That on May 5, 2006 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefor and represent no other right except, if such be the fact, the right to receive an immediate cash payment.

The merger between Bedford Property Investors, Inc. and LBA Realty Fund II - WBP I LLC ('Merger Sub'), a wholly owned subsidiary of LBA Realty Fund II - WBP LLC ('Parent') became effective on May 5, 2006. Each share of Common Stock of Bedford Property Investors, Inc. was converted into $27.00 in cash per share.

The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on May 8, 2006.